Exhibit 99.12

IMMEDIATE ATTENTION REQUIRED

May 1, 2020

Re:	Exchange Offer for Shares of Ecolab Inc. – RESPONSE DUE BY MAY 29, 2020, 4 PM, EASTERN TIME

Dear Plan Participant:

You are receiving this letter because our records reflect that, as a current or former participant in the Ecolab Stock Purchase Plan (the “Plan”), you hold shares of Ecolab Inc. (“Ecolab”) common stock (“Ecolab Shares” or “Shares”) purchased under the Plan.

Ecolab is offering to exchange all shares of ChampionX Holding Inc. (“ChampionX”) common stock (“ChampionX Shares”) owned by Ecolab for outstanding Ecolab Shares that are validly tendered and not properly withdrawn (the “Offer”). Following the consummation of the Offer, Athena Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Apergy Corporation (“Apergy”), will be merged with and into ChampionX, whereby the separate corporate existence of Merger Sub will cease and ChampionX will continue as the surviving corporation and a wholly owned subsidiary of Apergy (the “Merger”). In the Merger, each outstanding ChampionX Share (except for ChampionX Shares held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive one duly authorized, validly issued, fully paid and nonassessable share of common stock of Apergy (“Apergy Stock”). The terms and conditions of this Offer are described in the enclosed Prospectus dated May 1, 2020 (the “Prospectus”), which is being provided to all Ecolab stockholders. This letter provides important information about your rights under the Plan in connection with the Offer.

As described in the Prospectus, the Offer allows Ecolab stockholders the opportunity to exchange Ecolab Shares for ChampionX Shares. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Prospectus enclosed with this letter.

If the Offer is consummated but is not fully subscribed, Ecolab will distribute the remaining ChampionX Shares owned by Ecolab on a pro rata basis to Ecolab stockholders whose Ecolab Shares remain outstanding after consummation of the Offer (the “clean-up spin-off”). Any Ecolab stockholder who validly tenders (and does not properly withdraw) Ecolab Shares that are accepted for exchange in the Offer will, with respect to such shares, waive their rights to receive, and forfeit any rights to, ChampionX Shares distributed in the clean-up spin-off. If the Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions (as defined in the Prospectus) have otherwise been satisfied), Ecolab intends to distribute all ChampionX Shares owned by Ecolab on a pro rata basis to Ecolab stockholders in a spin-off. If certain conditions to consummate the Offer described in the Prospectus are not met, Ecolab may (1) terminate the Offer and promptly return all tendered Ecolab Shares to tendering stockholders, (2) extend the Offer and, subject to the withdrawal rights described in the Prospectus, retain all tendered shares of Ecolab common stock until the Offer, as so extended, expires, (3) amend the terms of the Offer or (4) waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

Enclosed please find a copy of the Prospectus and an Election Form that require your immediate attention. As described below, you have the right to instruct Computershare Trust Company, N.A. (“Computershare”), as the agent for the Plan, whether or not to exchange Ecolab Shares held in your Plan account.

In order to participate in the exchange offer described in the Prospectus and briefly summarized in this letter, you will need to complete the enclosed Election Form and either utilize the Internet based election website or return it to Computershare in the return envelope provided so that it is RECEIVED by 4:00 p.m., Eastern time, on May 29, 2020, unless the Offer is extended (the “Due Date”).

Please note, the Due Date of May 29, 2020 is two business days earlier than the last trading day of the exchange offer period provided for in the Prospectus in order to allow sufficient time for tabulation of your instructions and tendering of the Plan’s shares. If the Offer is extended and if administratively feasible, the deadline for receipt of your direction will be 4:00 p.m., Eastern time, on the date that is two business days earlier than the last trading day of the Offer, as extended. Please complete and return the enclosed Election Form even if you decide not to participate in the Offer described herein. NO FACSIMILE TRANSMITTALS OF THE ELECTION FORM WILL BE ACCEPTED. As described in greater detail elsewhere in this letter, you may also utilize the Internet to provide your directions, and if you choose to participate in the Offer, we recommend submitting your directions in this way to ensure timely receipt by the Due Date.

The calculation described in the Prospectus (including, if applicable, the application of the upper limit described therein) will determine the final number of ChampionX Shares to be exchanged for each Ecolab Share through the Offer. Ecolab intends to maintain or cause to be maintained a website at www.championxexchangeoffer.com that will provide the daily volume-weighted average price of both Ecolab Shares and Apergy Stock and indicative exchange ratios for the Offer. Please note, the final exchange ratio will not be known until after the Due Date of May 29, 2020. Therefore, you will not know the final exchange ratio when you make your decision whether or not to participate in the Offer.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for directing Computershare regarding the Offer.

THIS LETTER ATTEMPTS TO BRIEFLY SUMMARIZE THE TERMS OF THE OFFER AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFER, WHICH ARE SET FORTH IN THE PROSPECTUS. YOU SHOULD READ THE PROSPECTUS, INCLUDING THE RISK FACTORS, BEFORE DECIDING WHETHER TO TENDER SOME, ALL OR NONE OF THE ECOLAB SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT UNDER THE RESPECTIVE PLAN.

BACKGROUND

Ecolab is offering to exchange all ChampionX Shares that are owned by Ecolab for Ecolab Shares that are validly tendered and not properly withdrawn upon the terms and subject to the conditions set forth in the Prospectus. Following the consummation of the Offer, in the Merger, Merger Sub will be merged with and into ChampionX, whereby the separate corporate existence of Merger Sub will cease and ChampionX will continue as the surviving corporation and a wholly owned subsidiary of Apergy. In the Merger, each outstanding ChampionX Share (except for ChampionX Shares held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Apergy Stock equal to the Merger Exchange Ratio (as defined in the Prospectus). ChampionX will authorize the issuance of a number of ChampionX Shares such that the total number of ChampionX Shares outstanding immediately prior to the consummation of the Offer will be that number that results in the Merger Exchange Ratio equaling one.

Only Computershare, as the agent of the Plan, can submit Ecolab Shares acquired under the Plan for exchange in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Computershare whether or not to submit for exchange some or all of the Ecolab Shares attributable to your individual account in the Plan. Unless otherwise required by law, Computershare will submit for exchange in the Offer Ecolab Shares attributable to participant accounts in accordance with participant instructions, and Computershare will not submit for exchange in the Offer Ecolab Shares attributable to participant accounts for which it does not receive timely or complete instructions. If you do not complete and return the enclosed Election Form (or do not provide directions via the Internet) on a timely basis, you will be deemed to have elected not to participate in the Offer and no Ecolab Shares attributable to your Plan account will be submitted for exchange in the Offer.

Computershare makes no recommendation regarding the Offer. EACH PARTICIPANT MUST DECIDE WHETHER OR NOT TO OFFER TO EXCHANGE ECOLAB SHARES.

PROCEDURE FOR DIRECTING AGENT

Enclosed is an Election Form, which may be completed and returned to Computershare. Please note that the Election Form indicates the number of Ecolab Shares attributable to your individual account as of April 29, 2020. However, for purposes of the final tabulation, your instructions will be applied to the number of Ecolab Shares attributable to your account as of the close of business on the Due Date of May 29, 2020 or as of a later date, if feasible, if the Offer is extended.

If you do not properly complete and return the Election Form (or do not respond via the Internet) by the deadline specified, subject to any extensions of the Offer, Ecolab Shares attributable to your account will be considered uninstructed and will not be submitted for exchange in the Offer.

You may also use the Internet to provide directions to the agent. If you wish to use the Internet to provide your directions to the agent, please go to www.ecolabchampionxoffer.com. You will be asked to enter the 11-digit account code and the 9-digit control code number from your Election Form. You will then be able to provide your direction to the agent on the following screens. Should you wish to tender via mail, fill in the blank box provided with the percentage of Ecolab Shares attributable to your account you wish to direct Computershare to tender on your behalf. You may choose to elect less than 100%; in such event you will be deemed to have instructed Computershare NOT to offer for exchange the balance of the Ecolab Shares attributable to your individual account under the Plan. Please note that you are not allowed to elect more than 100%; you will get an error message if you do so and be asked to make a new election. The website will be available 24 hours per day through 4:00 p.m., Eastern time on the Due Date of May 29, 2020 (or, if the Offer is extended, through 4:00 p.m., Eastern time, on the date that is two business days earlier than the last trading day of the Offer, as extended, if administratively feasible).

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern time, on the Due Date of May 29, 2020. If the Offer is extended, the deadline for receipt of your notice of withdrawal will be 4:00 p.m. Eastern time on the date that is two business days earlier than the last trading day prior to the expiration of the Offer, as extended, if feasible. In order to make an effective withdrawal, you must submit a Notice of Withdrawal, which may be obtained by calling the Information Agent, Georgeson, at 866-857-2624 or, if outside the U.S.,781-575-2137, or submit new directions via the Internet as described above. Upon receipt of a new, completed, signed and dated Election Form, or new directions via the Internet, your previous direction will be deemed cancelled. Please note that the last timely, properly completed Election Form or Internet direction the agent receives from a participant will be followed.

As described in the Prospectus, Ecolab has the right to extend the Offer. In the event of an announced extension, you may call Georgeson at 866-857-2624 or, if outside the U.S., 781-575-2137 to obtain information on any new Plan participant direction deadline.

After the deadline for providing directions to the agent, Computershare and its affiliates or agents will complete the tabulation of all participant directions and Computershare, as agent, will submit for exchange the appropriate number of Ecolab Shares on behalf of the Plan. Subject to the satisfaction of the conditions described in the Prospectus and the proration provisions of the Offer, Ecolab will exchange all Ecolab Shares that are properly offered for exchange through the Offer. If there is an excess of Ecolab Shares offered for exchange by Ecolab stockholders, such Ecolab Shares may be subject to proration, as described in the Prospectus. Any Ecolab Shares attributable to your account that are not exchanged in the Offer will remain allocated to your individual account under the Plan.

As described in the Prospectus, if the Offer is consummated but is not fully subscribed, Ecolab will distribute the remaining ChampionX Shares owned by Ecolab on a pro rata basis to Ecolab stockholders whose Ecolab Shares remain outstanding after consummation of the Offer. These ChampionX Shares would then be converted into shares of Apergy Stock in the Merger. In that case, even if you were to elect to not participate in this Offer, following the closing of the Merger, it is possible your individual account under the Plan may be credited with shares of Apergy Stock. If Apergy Stock will be distributed to the Plan in this fashion, more information will be provided to you.

INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY PORTION OF THE OFFER PROCEEDS DIRECTLY. ALL PROCEEDS WILL BE CREDITED TO PARTICIPANTS’ ACCOUNTS.

ECOLAB SHARES OUTSIDE THE PLAN

If you hold Ecolab Shares directly, you will receive, under separate cover, Offer materials which can be used to exchange such Ecolab Shares. Those Offer materials may not be used to direct Computershare to exchange or not exchange the Ecolab Shares attributable to your individual account under the Plan. The direction to exchange or not exchange Ecolab Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter on the Election Form. Similarly, the enclosed Election Form may not be used to exchange non-Plan Ecolab Shares.

FURTHER INFORMATION

If you require additional information concerning the procedure to offer for exchange Ecolab Shares attributable to your individual account under the Plan or if you require additional information concerning the terms and conditions of the Offer, please call Georgeson, the Information Agent for the Offer, at 866-857-2624 or, if outside the U.S., 781-575-2137. If you have any general type of questions regarding your Ecolab Stock Purchase Plan Account please contact Computershare at 866-657-8331 or, if outside the U.S., 732-491-0574. You may also access your account online at http://www-us.computershare.com/employee.

Sincerely,

Computershare Trust Company, N.A.

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